Coty Delivers Strong 2Q23 Results Ahead of Expectations

Sales, Gross Margin and Profit Delivery Ahead of Guidance
January Sales Growth Trends Accelerating Sequentially
FY23 Revenue and Profit Reaffirmed, with Increased EPS Guidance
Continues to Target Leverage Towards 3x Exiting CY23
Increased FY24 & FY25 Savings To Support Financial Flexibility and Higher Skincare Investment

NEW YORK - February 8, 2022-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the second quarter of fiscal year 2023, ended December 31, 2022. The Company continued to deliver strong financial results, maintaining progress across its strategic growth pillars.

Coty's strong Q2 sales performance came in ahead of expectations, despite significant industry-wide constraints in key fragrance components. Q2 sales decreased 3% as reported, fully driven by a 7% headwind from FX, with sales up 4% on a LFL basis, which includes approximately 300 bps of negative impact from the Russia business exit. 1H23 sales declined 1% as reported, while LFL sales grew 6% including approximately 300 bps of negative impact from the Russia exit. As a result, 1H23 LFL sales growth for the core business surpassed the Company's 1H23 guidance of +6-8% LFL growth, adjusting for the impact of the Russia exit.

During the quarter, consumer demand for beauty products, particularly prestige fragrances, remained robust, with high-single-digit growth in the prestige fragrance market and mid-single-digit growth in the mass beauty market. Although the Company delivered strong LFL growth across both divisions, as expected Coty's Prestige revenue and sell-out growth continued to be constrained by industry-wide component shortages stemming from accelerated fragrance demand. Encouragingly, the Company has already begun to see an improvement in its Prestige service levels entering Q3.

Coty's Prestige business delivered solid performance in Q2 due to the success of key innovations, even as this year's launch pipeline was primarily composed of brand extensions. Q2 Prestige revenues decreased 5% as reported and grew 3% LFL, which included approximately 300 bps of negative impact from Coty's exit from Russia. With no signs of slowing in the premiumization trend in global prestige fragrances, Coty's key fragrance launches reached top positions, with Burberry Hero EDP ranking as a Top 3 innovation, Boss Bottled Parfum a Top 2, and Gucci Flora Gorgeous Jasmine as a Top 3 innovation in most key markets. Meanwhile, Prestige makeup revenues were impacted by the COVID-related total lockdowns in China. However, Coty continued to drive momentum outside of China, with particular strength in the U.S., where retail sales of Gucci makeup and Kylie makeup grew over 40%.

Coty's Consumer Beauty business delivered a strong performance in Q2, supported by solid market growth and Coty gaining market share. Consumer Beauty Q2 revenues decreased 1% as reported and grew 6% LFL, which included approximately 250 bps of negative impact from Coty's exit from Russia. LFL revenues grew across key categories, including cosmetics, bodycare, and mass skincare. During the quarter, the global mass beauty category grew at a mid-single-digit pace year-on-year, while Coty continued to outperform the market, delivering a full year of global market share gains in the portfolio.

Geographically, revenues grew in all regions on a constant currency basis. EMEA sales declined 10% as reported due to significant FX headwinds, but grew 2% LFL in Q2 and 6% LFL in 1H23 despite a 5% negative impact from the Russia exit. This solid growth was fueled by significant Travel Retail momentum and growth across most markets. Americas sales rose 6% as reported and 8% LFL driven by strong momentum in Brazil and Latin America, while the continued strength in U.S. demand was offset by supply constraints. Asia Pacific sales declined 5% as reported but grew 2% LFL in Q2 and 6% LFL in 1H23, with strong momentum in Asia-ex-China and Travel Retail, while China revenues were impacted by COVID-related total lockdowns.

Despite the continued inflationary environment, Coty continued to generate material gross margin expansion in the quarter, while also maintaining strong level of media activities to further drive revenue and sell-out growth. In Q2, reported gross margins expanded by 110 bps YoY to 65.5%, while adjusted gross margin grew 90 bps YoY to 65.5%. This solid gross margin expansion was driven by the full benefit of Coty's pricing execution exiting Q1, enhanced planning and productivity, and improvements in trade spend. Coty's Q2 reported operating income of $199.3 million was lower than 2Q22 primarily due to a real estate gain recognized last year. Meanwhile, adjusted operating income of $261.4 million grew a very robust 11% YoY despite a high-single-digit headwind from FX. Adjusted EBITDA of $317.6 million also grew 2% YoY.
During Q2, Coty generated strong free cash flow of $455.1 million, driving Financial Net Debt lower to $3.9 billion at the end of the quarter. As a result, the financial leverage ratio of ~4.1x exiting Q2 improved sequentially from the <4.5x at the end of the previous quarter, enabling Coty to achieve its target of driving leverage towards 4x exiting CY22. The value of Coty's retained 26% Wella stake increased by approximately $75 million to $1.04 billion at quarter-end, reflecting a more favorable discount rate and market multiples. This supported Coty's Economic Net Debt at approximately $2.8 billion.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"I am incredibly pleased by Coty's tenth consecutive quarter of delivering results inline to ahead of expectations, especially as most quarters surpassed expectations despite the highly complex external environment, with particular pressures this quarter from component shortages and FX. This delivery validates the strength of our brands, our teams, and the growing nimbleness of our organization, positioning us for success in various macro scenarios.

Coty is firing on all cylinders financially, supported by solid LFL sales growth, ongoing gross margin and profit expansion, strong EPS growth, and our ability to reach the critical milestone of 4x leverage at the end of CY22.

Demand for beauty products remains as strong as ever, fueled by consumers' desire for self expression, confidence building, and well-being. We are as confident as ever in our view that beauty remains a structurally attractive category, that will continue to outperform global economic growth. As stated before, the "fragrance index" remains in full force, as consumers turn to fragrances as mood-boosting and affordable luxuries in an uncertain environment. As a result, Coty's business should outperform against any slowdown in global economic growth for three key reasons. First, we are not yet in the mature phase of our growth evolution, with significant white space opportunities ahead - including skincare, China, Travel Retail, and prestige makeup. Secondly, our Prestige division remains protected by our affordable luxury beauty offerings relative to much more expensive luxury goods. And finally, our Consumer Beauty business continues to perform from a position of strength, consistently offering consumers value through high-quality and desirable beauty products at an affordable price.

Against this backdrop, we are delivering on our balanced growth agenda, with solid LFL growth across both divisions, all regions, and each of our key categories including fragrances, cosmetics, and bodycare.

In Prestige, we continue to grow the fragrance category and premiumize our portfolio through our brands' iconic pillars and market-leading premium launches, such as Burberry Hero and Her, Gucci Flora Gorgeous Jasmine and Gorgeous Gardenia, Boss Bottled Parfum and Chloe Atelier des Fleurs. I am pleased with the performance we have delivered in our prestige fragrance business year-to-date, despite supply constraints, an innovation pipeline consisting of primarily brand extensions, and continued tight control on value distribution. At the same time, we have robust plans underway to accelerate our skincare business, including the upcoming launch of Lancaster's ultra premium skincare line Ligne Princiere in China, as well as new products and omnichannel activations behind the new philosophy platform.

In Consumer Beauty, we have delivered global market share gains over the past year, and I am excited about the initiatives still to come across our key brands.

As we continue to deliver on our strategic and financial objectives, we have identified additional savings projects for both FY24 and FY25. We now target $90 million of savings in FY24, a $15 million increase from our previous target, and an additional $75 million in FY25. These savings will protect our profit and cash delivery under a variety of macroeconomic scenarios, while simultaneously supporting a significant step-up in investments behind our strategically critical skincare pillar.

In our social agenda, we launched the #Undefine Beauty campaign, calling on English-language dictionary publishers to update their definitions of 'beauty' so that no one feels excluded by the definition or the examples that accompany it. This is an important step in our organizational purpose, "together, we unleash every vision of beauty."

In sum, I am as energized as ever by the continued resilience of the beauty market; Coty's balanced portfolio covering key categories, channels, and markets; the substantial white space opportunities ahead of us in skincare, China and Travel Retail; and Coty's culture of fearless kindness to promote positive change both inside and outside the company. We continue on our journey to transform Coty into a true beauty powerhouse."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.

Highlights

•2Q23 and 1H23 net revenue trends were driven by high single digit LFL growth in both Prestige and Consumer Beauty, excluding the impact from Coty's exit from Russia.
•2Q23 reported operating income totaled $199.3 million in 2Q23 and 1H23 reported operating income totaled $371.2 million.
•2Q23 adjusted operating income increased 11% to $261.4 million and 1H23 adjusted operating income grew 17% to $511.0 million, with the adjusted operating margin increasing by over 200 bps to over 17%.
•2Q23 adjusted EBITDA grew 2% to $317.6 million and 1H23 adjusted EBITDA grew 6% to $625.5 million, driving a year-to-date adjusted EBITDA margin of 21.5%, up 150 bps.
•2Q23 reported EPS was $0.27 and 1H23 reported EPS was $0.42.
•2Q23 adjusted EPS totaled $0.22, with the 1H23 adjusted EPS of $0.33 increasing $0.07 or 27% from the prior year, including a $0.01 EPS benefit from the mark-to-market on the equity swap.
•Savings totaled approximately $50M in Q2 and approximately $70 million in 1H23, with a clear roadmap to reach savings of approximately $170 million in FY23. Coty now targets savings of roughly $90 million in FY24, a $15 million increase from its previous target, with a new savings target of approximately $75 million in FY25.
•2Q23 free cash flow was strong at $455.1 million, bringing the year-to-date total to $543.3 million.
•Financial Net Debt was $3.9 billion and Economic Net Debt totaled $2.8 billion at quarter end, resulting in financial leverage of approximately 4.1x, inline with guidance.
•During the quarter, Coty entered a second equity swap agreement with several banks to hedge a targeted share buyback program of approximately $200 million in CY25

Outlook

Coty continues to see strong demand growth across nearly all markets, particularly in Prestige fragrances, with Coty maintaining strong launch activity in both Prestige and Consumer Beauty. At the same time, the component shortages which limited Coty's Prestige fragrance growth in Q2 have begun to ease, including a sequential improvement in January service levels. The combination of improved service levels and ongoing strength in beauty consumption is driving a sequential acceleration in Coty’s January sales growth. These trends underpin the Company's confidence in its FY23 outlook, which is inline with its medium term growth algorithm.

Coty continues to target FY23 adjusted EBITDA of $955-965M based on current FX rates, relatively in-line with its medium term growth target of +9-11%, adjusting for the impact of the Russia exit.

Supported by strong EPS delivery in 1H23, Coty now expects FY23 adjusted EPS growth of over 20% to $0.35-0.36, an increase from its previous adjusted EPS guidance of $0.32-0.33, excluding any mark-to-market adjustments on the equity swap and assumes no significant changes in the current tax regulations. The Company continues to anticipate adjusted EPS growth of approximately 20% in FY24 and beyond fueled by lower interest expenses as part of its deleveraging efforts, consistent with its medium-term targets.

Coty continues to expect FY23 revenues for the core business, adjusting for the impact of the Russia exit, to grow 6-8% LFL, with revenue growth trends in 2H23 consistent with this range. The exit from Russia is estimated to negatively impact FY23 sales by approximately 2%, including an approximate 2% impact in Q3 and none in Q4. Based on current exchange rates, the Company now anticipates FX headwinds towards the better end of its prior outlook of -6-8%. This FX outlook includes a mid-single-digit negative impact on sales in Q3 and a low-single-digit negative impact in Q4.

Coty continues to expect modest gross margin expansion in FY23, despite the elevated inflationary environment, aided by savings as well as solid pricing execution, including mid-single-digit pricing increases exiting Q1 and another round of mid-single-digit pricing going into effect exiting Q3.

In addition, the Company continues to target leverage towards 3x exiting CY23 and approximately 2x exiting CY25.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•2Q23 reported net revenues of $1,523.6 million decreased 3% year-over-year, including a negative foreign exchange (FX) impact of 7%. LFL revenue increased 4%, driven by a 3% increase in Prestige and a 6% increase in Consumer Beauty. The exit from Russia represented ~3% headwind to total Coty LFL, including ~3% headwind to Prestige and ~2% to Consumer Beauty LFL.
•Year-to-date reported net revenues of $2,913.6 million decreased 1% year-over-year, including a negative FX impact of 7%. LFL revenue increased 6%, driven by a 5% increase in Prestige and a 9% increase in Consumer Beauty. The exit from Russia represented ~2% headwind to total Coty LFL as well as a ~3% headwind to Prestige and ~2% headwind to Consumer Beauty LFL.

Gross Margin:
•2Q23 reported gross margin of 65.5% increased from 64.4% in the prior-year period, while adjusted gross margin of 65.5% increased by 90 basis points from 64.6% in 2Q22. The increase was driven by pricing and improved trade spend, partially offset by COGS inflation.
•Year-to-date reported gross margin of 64.8% increased from 63.9%, while adjusted gross margin of 64.8% increased by 80 bps year-on-year. The increase was driven by pricing and improved trade spend, partially offset by COGS inflation.

Operating Income and EBITDA:
•2Q23 reported operating income of $199.3 million declined from a reported operating income of $244.0 million in the prior year due to the non-recurrence of a gain on the sale of real estate recognized in the prior year.
•2Q23 adjusted operating income of $261.4 million rose 11% from $236.3 million in the prior year, despite an 7% negative impact from FX, driven by a $19.4 million reduction in depreciation expense. The adjusted EBITDA of $317.6 million increased 2% from the prior year. For 2Q23, the adjusted operating margin was 17.2%, a strong increase of 220 bps YoY while the adjusted EBITDA margin was 20.8%, increasing 100 bps YoY.
•Year-to-date reported operating income of $371.2 million increased from $261.2 million due to a reduction in stock based compensation and depreciation expense. Year-to-date adjusted operating income increased 17% to $511.0 million, with a margin of 17.5% reflecting 270 bps of margin expansion YoY, while the adjusted EBITDA totaled $625.5 million with a margin of 21.5%.

Net Income:
•2Q23 reported net income of $235.0 million increased from a net income of $188.9 million in the prior year, due to higher Convertible Series B Preferred Stock dividends in the prior year, a decrease in the tax provision, and amortization expense, partially offset by a higher benefit in the prior year from a change in Wella's fair value.
•The 2Q23 adjusted net income of $191.9 million increased from $147.7 million in the prior year period, primarily reflecting the benefit from the mark-to-market on the equity swap.
•Year-to-date reported net income of $360.3 million increased from $291.9 million in the prior year period. Year-to-date adjusted net income of $284.6 million increased from $210.8 million in the prior year.

Earnings Per Share (EPS) - diluted:
•2Q23 reported earnings per share of $0.27 increased from a reported earnings per share of $0.23 in the prior year due to the increase in reported net income.
•2Q23 adjusted EPS of $0.22 improved from $0.17 in the prior year due to the improvement in adjusted net income, primarily reflecting a $0.05 benefit from the mark-to-market on the equity swap.
•Year-to-date earnings per share of $0.42 increased from $0.36 in the prior year.
•Year-to-date adjusted EPS of $0.33 increased from $0.26 in the prior year driven by growth in adjusted operating income, with a $0.01 benefit from the mark-to-market on the equity swap.

Operating Cash Flow:
•2Q23 cash from operations totaling $482.2 million increased from $449.0 million in the prior-year period, reflecting higher net income on a cash basis and working capital benefits. First half cash from operations $645.4 million.
•2Q23 free cash flow of $455.1 million increased from a free cash flow of $408.0 million in the prior year driven by the $33.2 million increase in operating cash flow and a $13.9 decrease in capex. First half free cash flow totaled $543.3 million.

Financial Net Debt:
•Financial Net Debt of $3,857.1 million on December 31, 2022, decreased from $4,191.4 million on September 30, 2022, driven by the free cash flow generation.

Second Quarter Business Review by Segment*

Prestige
In 2Q23, Prestige net revenues of $957.7 million or 63% of Coty sales, decreased by 5% on a reported basis versus the prior year, due to 8% negative FX impact. On a LFL basis, Prestige net revenues delivered growth of 3%, which includes approximately 300 bps of negative impact from the Russia exit, driven by strength across all regions including continued recovery in most EMEA markets, Travel Retail, Latin America, and most APAC markets.
During Q2, the Prestige fragrance category across North America and Europe continued to experience strong demand, though this constrained by the industry's shortage of glass and certain other components. Overall, category sell-out growth remained solid, rising high single digits versus last year and close to 30% versus 2019 levels reflecting momentum in both North America and Europe. At the same time, global Travel Retail trends remained robust across all regions with close to 40% growth in both Q2 and 1H23 , supported by the continued recovery of travel and heightened beauty consumption. Importantly, Coty's recent innovations of Burberry Hero EDP and Burberry Her Elixir De Parfum, Hugo Boss Bottled Parfum, and Gucci Flora Gorgeous Jasmine continued to deliver very strong performances during the quarter, reaching top ranks across key markets. Prestige cosmetics consumption was robust in markets like the U.S., where both Gucci and Kylie cosmetics grew over 40%, reflecting 3x the market level.
The Prestige segment generated a reported operating income of $164.4 million in 2Q23, compared to $141.6 million in the prior year. The 2Q23 adjusted operating income was $201.7 million, up from an adjusted operating income of $182.0 million in the prior year, driven by strong gross margin improvement. Adjusted EBITDA for the Prestige segment rose to $228.5 million from $219.0 million in the prior year, with a margin of 23.9%, up 220 bps YoY.

Consumer Beauty
In 2Q23, Consumer Beauty net revenues of $565.9 million, or 37% of Coty sales, decreased by 1% as reported versus the prior year, due to 7% negative FX impact. On a LFL basis, Consumer Beauty net revenues rose 6%, which includes approximately 250 bps of negative impact from the Russia exit. The strong LFL growth was driven by strong performance across color cosmetics, body care, and skincare. Encouragingly, all regions generated LFL growth in the quarter.
During the quarter, the total Coty Consumer Beauty business continued to gain market share globally resulting in a full year of market share gains. Coty saw strong momentum in Q2 and year-to-date in most of its key brands, with single digit to double digit revenue growth across CoverGirl, Rimmel, Max Factor, adidas, and Monange, fueled by improving shelf productivity, impactful innovations and pricing execution.
The Consumer Beauty reported operating income was $49.4 million in 2Q23, an increase from $43.3 million in the prior year. The 2Q23 adjusted operating income of $59.7 million increased from adjusted operating income of $54.3 million in the prior year, resulting in 100 bps of margin expansion to 10.5%. During the quarter, adjusted EBITDA decreased to $89.1 million from $92.9 million in the prior year, with a margin of 15.7%.

Second Quarter Fiscal 2023 Business Review by Region*

Americas
•In 2Q23, Americas net revenues of $624.3 million, or 41% of Coty sales, increased 6% as reported and 8% LFL. This was driven by growth of both Prestige and Consumer Beauty. The Prestige performance was fueled by growth across nearly all countries, with particularly strong growth throughout most Latin American markets and Travel Retail, and more moderate growth within the U.S. Prestige business due to fragrance component shortages. Meanwhile, in Consumer Beauty, nearly every country delivered growth. The overall performance was also supported by strong performance from recent innovations during the quarter including Gucci Flora Gorgeous Jasmine, Marc Jacobs Daisy Ever So Fresh, Burberry Hero EDP, and Burberry Her Elixir De Parfum on the Prestige side, and CoverGirl Simply Ageless Triple Action concealer in Consumer Beauty.

EMEA
•In 2Q23, EMEA net revenues of $713.5 million, or 47% of Coty sales, decreased 10% as reported driven by FX, but grew 2% LFL. The exit from Russia negatively impacted LFL sales by approximately 500 bps. The performance was driven by strong increases in both Prestige and Consumer Beauty across most markets, with particularly strong momentum in regional Travel Retail.

Asia Pacific
•In 2Q23, Asia Pacific net revenues of $185.8 million, or 12% of Coty sales, decreased 5% as reported but grew 2% LFL. Consumer Beauty delivered solid growth, while Prestige was impacted by the COVID-related restrictions in China during much of the quarter. Excluding China, nearly all markets delivered double-digit growth during the quarter.

Noteworthy Company Developments

Other noteworthy company developments include:

•On November 15, 2022, Coty released its Sustainability Report for the 2022 fiscal year, which outlines the progress made in advancing Coty's corporate sustainability strategy, Beauty that Lasts. While a complete view of Coty's sustainability activities in FY22 can be found in the full report, Coty announced its near-term reduction targets for greenhouse gas emissions were approved by SBTi.
•On November 23, 2022, Coty announced the early tender results of its previously announced series of tender offers.
•On December 12, 2022, Coty announced its intention to further gradually reintroduce capital returns as deleveraging continues, while also entering into agreements with several banks to start hedging a potential share buyback program of approximately $200 million in calendar 2025. This program adds to the Company's previously announced $200 million hedged buyback program in CY24.
•On December 20, 2022 Coty and HUGO BOSS announced the renewal of their license agreement, which has now been extended beyond 2035, and includes all BOSS and HUGO fragrances for men and women. Following the Hugo Boss license renewal, Coty has no sizeable license up for renewal in the next six years. The average remaining duration of Coty's top six licenses, which together account for over 80% of Coty's prestige fragrance business, is now approximately ten years.
•On December 21, 2022, Coty announced the sale of its Lacoste fragrance license back to Lacoste by mutual agreement.
•On January 6, 2023, Coty announced the appoint of Lubomira Rochet to its Board of Directors, effective January 2, 2023. Lubomira Rochet is a Partner at JAB Holding Company and brings over twenty years of experience in business and digital transformation. She previously served as Chief Digital Office and member of the Executive Committee at L'Oreal for seven years.

Conference Call
Coty Inc. will issue pre-recorded remarks at approximately 7:20 AM (ET) today, February 8, 2023 and will hold a live question and answer session beginning at 8:15 AM (ET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is (800) 579-2543 in the U.S. or (785) 424-1789 internationally (conference passcode number: COTY2Q23).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the wind down of the Company’s operations in Russia (including timing and expected impact), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions and supply chain changes), the expected impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine) and expectations regarding future service levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•the Company’s ability to successfully implement its transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its e-commerce and direct-to-consumer capabilities, and expanding its presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Company's transformation agenda, its global business strategies, the integration of the strategic partnerships with Kylie Jenner and Kim Kardashian West, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;

•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration),ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses or new products related to Orveda;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, Brexit (and related business or market disruption), recent elections in Brazil, the current U.S. administration and mid-term elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates; recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof;

•currency exchange rate volatility and currency devaluation and/or inflation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company's ability to adapt its business to address climate change concerns and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's transformation agenda on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded the costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of Gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: The Company has excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RESULTS AT A GLANCE

	Three Months Ended December 31, 2022			Six Months Ended December 31, 2022
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	(LFL)		Reported Basis	(LFL)
Net revenues	$1,523.6	(3%)	4%	$2,913.6	(1%)	6%
Operating income - reported	199.3	(18%)		371.2	42%
Operating income - adjusted*	261.4	11%		511.0	17%
EBITDA - adjusted	317.6	2%		625.5	6%
Net income attributable to common shareholders - reported**	235.0	24%		360.3	23%
Net income attributable to common shareholders - adjusted* **	191.9	30%		284.6	35%
EPS attributable to common shareholders (diluted) - reported	$0.27	17%		$0.42	17%
EPS attributable to common shareholders (diluted) - adjusted*	$0.22	29%		$0.33	27%

COTY, INC.
Net income attributable to common shareholders - reported **	235.0	22%		360.3	22%
Net income attributable to common shareholders - adjusted* **	191.9	30%		284.6	35%
EPS attributable to common shareholders (diluted) - reported	$0.27	17%		$0.42	17%
EPS attributable to common shareholders (diluted) - adjusted*	$0.22	29%		$0.33	27%

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

SECOND QUARTER BY SEGMENT (CONTINUING OPERATIONS)

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2022	2021	Reported Basis	LFL	2022	Change	Margin	2022	Change	Margin
Prestige	$957.7	$1,008.0	(5%)	3%	$164.4	16%	17%	$201.7	11%	21%
Consumer Beauty	565.9	570.2	(1%)	6%	49.4	14%	9%	59.7	10%	11%
Corporate	—	—	N/A	N/A	(14.5)	<(100%)	N/A	—	N/A	N/A
Total	$1,523.6	$1,578.2	(3%)	4%	$199.3	(18%)	13%	$261.4	11%	17%

	Six Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2022	2021	Reported Basis	LFL	2022	Change	Margin	2022	Change	Margin
Prestige	1,821.2	$1,878.7	(3%)	5%	$335.0	22%	18%	$409.3	14%	22%
Consumer Beauty	1,092.4	1,071.2	2%	9%	81.1	48%	7%	101.7	31%	9%
Corporate	—	—	N/A	N/A	(44.9)	33%	N/A	—	N/A	N/A
Total	$2,913.6	$2,949.9	(1%)	6%	$371.2	42%	13%	$511.0	17%	18%

	Adjusted EBITDA
	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2022	2021	2022	2021
Prestige	$228.5	$219.0	$463.6	$434.1
Consumer Beauty	89.1	92.9	161.9	156.3
Corporate	—	—	—	—
Total	$317.6	$311.9	$625.5	$590.4

SECOND QUARTER FISCAL 2023 BY REGION

Continuing Operations

	Three Months Ended December 31,				Six Months Ended December 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2022	2021	Reported Basis	LFL	2022	2021	Reported Basis	LFL
Americas	$624.3	$587.0	6%	8%	$1,232.0	$1,168.5	5%	7%
EMEA	713.5	795.0	(10)%	2%	1,322.7	1,422.1	(7)%	6%
Asia Pacific	185.8	196.2	(5)%	2%	358.9	359.3	—%	6%
Total	$1,523.6	$1,578.2	(3)%	4%	$2,913.6	$2,949.9	(1)%	6%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Net revenues	$1,523.6	$1,578.2	$2,913.6	$2,949.9
Cost of sales	525.3	561.1	1,026.6	1,065.9
as % of Net revenues	34.5%	35.6%	35.2%	36.1%
Gross profit	998.3	1,017.1	1,887.0	1,884.0
Gross margin	65.5%	64.4%	64.8%	63.9%

Selling, general and administrative expenses	754.3	718.9	1,425.0	1,495.2
as % of Net revenues	49.5%	45.6%	48.9%	50.7%
Amortization expense	47.6	51.4	94.9	108.4
Restructuring costs	(2.9)	(4.1)	(4.1)	8.3
Acquisition-and divestiture- related costs	—	6.9	—	10.9
Operating income	199.3	244.0	371.2	261.2
as % of Net revenues	13.1%	15.5%	12.7%	8.9%
Interest expense, net	61.0	60.9	126.9	120.7
Other income, net	(141.9)	(126.2)	(240.1)	(512.3)
Income from continuing operations before income taxes	280.2	309.3	484.4	652.8
as % of Net revenues	18.4%	19.6%	16.6%	22.1%
Provision for income taxes on continuing operations	38.8	49.4	108.5	164.0
Net income from continuing operations	241.4	259.9	375.9	488.8
as % of Net revenues	15.8%	16.5%	12.9%	16.6%
Net income from discontinued operations	—	3.8	—	3.8
Net income	241.4	263.7	375.9	492.6
Net (loss) income attributable to noncontrolling interests	(1.4)	(0.9)	(1.4)	(1.4)
Net income attributable to redeemable noncontrolling interests	4.5	3.2	10.4	6.6
Net income attributable to Coty Inc.	$238.3	$261.4	$366.9	$487.4
Amounts attributable to Coty Inc.
Net income from continuing operations	$238.3	$257.6	$366.9	$483.6
Convertible Series B Preferred Stock dividends	(3.3)	(68.7)	(6.6)	(191.7)
Net income from continuing operations attributable to common stockholders	$235.0	$188.9	$360.3	$291.9
Net income from discontinued operations	—	3.8	—	3.8
Net income attributable to common stockholders	$235.0	$192.7	$360.3	$295.7

Earnings per common share:
Basic for Continuing Operations	$0.28	$0.23	$0.43	$0.36
Diluted for Continuing Operations(a)	$0.27	$0.23	$0.42	$0.36
Basic for Coty Inc.	$0.28	$0.23	$0.43	$0.36
Diluted for Coty Inc.(a)	$0.27	$0.23	$0.42	$0.36
Weighted-average common shares outstanding:
Basic	850.8	829.1	846.4	803.3
Diluted(a)(b)	886.8	842.7	884.5	815.1

Depreciation - Continuing Operations	$56.2	$78.3	$115.4	$159.0
(a)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three and six months ended December 31, 2022, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value (gain) for contracts with the option to settle in shares or cash of ($44.3) and ($6.8), respectively. For the three months ended December 31, 2022 and 2021, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 and $2.3, respectively, was required. For the six months ended December 31, 2022, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $6.6 was required. For the six months ended December 31, 2021, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,523.6	$—	$1,523.6
Gross profit	998.3	(0.7)	997.6
Gross margin	65.5%		65.5%
Operating income	199.3	62.1	261.4
as % of Net revenues	13.1%		17.2%
Net income	235.0	(43.1)	191.9
as % of Net revenues	15.4%		12.6%
Adjusted EBITDA			317.6
as % of Net revenues			20.8%
	COTY INC.
Net income attributable to Coty Inc.	235.0	(43.1)	191.9

EPS (diluted)	$0.27		$0.22

	Three Months Ended December 31, 2021
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,578.2	$—	$1,578.2
Gross profit	1,017.1	2.6	1,019.7
Gross margin	64.4%		64.6%
Operating income	244.0	(7.7)	236.3
as % of Net revenues	15.5%		15.0%
Net income	188.9	(41.2)	147.7
as % of Net revenues	12.0%		9.4%
Adjusted EBITDA			311.9
as % of Net revenues			19.8%
	COTY INC.
Net income attributable to Coty Inc.	192.7	(45.0)	147.7

EPS (diluted)	$0.23		$0.17

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Six Months Ended December 31, 2022
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,913.6	$—	$2,913.6
Gross profit	1,887.0	2.0	1,889.0
Gross margin	64.8%		64.8%
Operating income	371.2	139.8	511.0
as % of Net revenues	12.7%		17.5%
Net income	360.3	(75.7)	284.6
as % of Net revenues	12.4%		9.8%
Adjusted EBITDA			625.5
as % of Net revenues			21.5%
	COTY INC.
Net income attributable to Coty Inc.	360.3	(75.7)	284.6

EPS (diluted)	$0.42		$0.33

	Six Months Ended December 31, 2021
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,949.9	$—	$2,949.9
Gross profit	1,884.0	5.3	1,889.3
Gross margin	63.9%		64.0%
Operating income	261.2	175.6	436.8
as % of Net revenues	8.9%		14.8%
Net income	291.9	(81.1)	210.8
as % of Net revenues	9.9%		7.1%
Adjusted EBITDA			590.4
as % of Net revenues			20.0%
	COTY INC.
Net income attributable to Coty Inc.	295.7	(84.9)	210.8

EPS (diluted)	$0.36		$0.26

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2022	2021	Change	2022	2021	Change
Reported Operating income	$199.3	$244.0	(18%)	$371.2	$261.2	42%
% of Net revenues	13.1%	15.5%		12.7%	8.9%
Amortization expense (a)	47.6	51.4	(7%)	94.9	108.4	(12%)
Restructuring and other business realignment costs (b)	(2.9)	(1.8)	(61%)	(3.7)	13.3	<(100%)
Stock-based compensation	34.2	27.5	24%	65.3	135.7	(52%)
Acquisition- and divestiture-related costs (c)	—	6.9	(100%)	—	10.9	(100%)
(Gain) on sale of real estate (d)	—	(91.7)	100%	(1.0)	(92.7)	99%
(Gain) related to market exit (e)	(16.8)	—	N/A	(15.7)	—	N/A
Total adjustments to reported operating income	62.1	(7.7)	>100%	139.8	175.6	(20%)
Adjusted Operating income	$261.4	$236.3	11%	$511.0	$436.8	17%
% of Net revenues	17.2%	15.0%		17.5%	14.8%
Adjusted depreciation (f)	56.2	75.6	(26%)	114.5	153.6	(25%)
Adjusted EBITDA	$317.6	$311.9	2%	$625.5	$590.4	6%
% of Revenues	20.8%	19.8%		21.5%	20.0%

(a)In the three months ended December 31, 2022, amortization expense of $37.3 and $10.3 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended December 31, 2021, amortization expense of $40.4 and $11.0 was reported in the Prestige and Consumer Beauty segments, respectively.
In the six months ended December 31, 2022 , amortization expense of $74.3 and $20.6 was reported in the Prestige and Consumer Beauty segments, respectively. In the six months ended December 31, 2021, amortization expense of $85.4 and $23.0 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended December 31, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(2.9). We incurred a credit in restructuring costs of $(2.9) primarily related to the Transformation Plan due to change in estimate, included in the Condensed Consolidated Statements of Operations; and zero business structure realignment costs. In the three months ended December 31, 2021, we incurred a credit in restructuring and other business structure realignment costs of $(1.8). We incurred a credit in restructuring costs of $(4.1) primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and incurred business structure realignment costs of $2.3 primarily related to the Transformation Plan and certain other programs. This amount includes $(0.3) reported in Selling, general and administrative expenses, and $2.6 reported in Cost of sales in the Condensed Consolidated Statement of Operations.
In the six months ended December 31, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(3.7). We incurred a credit in restructuring costs of $(4.1) primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $0.4 primarily related to the Transformation Plan and certain other programs. This amount includes $0.9 reported in cost of sales, and $(0.5) reported in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations. In the six months ended December 31, 2021, we incurred restructuring and other business structure realignment costs of $13.3. We incurred restructuring costs of $8.3 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $5.0 primarily related to the Transformation Plan and certain other programs. This amount includes $(0.3) reported in Selling, general and administrative expenses, and $5.3 reported in Cost of sales in the Condensed Consolidated Statement of Operations.
(c)In the three months ended December 31, 2022 and December 31, 2021, we incurred zero and $6.9 costs related to acquisition and divestiture activities respectively. In the three months ended December 31, 2021, these costs were primarily associated with the Wella Transaction.
In the six months ended December 31, 2022 and December 31, 2021, we incurred zero and 10.9 costs related to acquisition and divestiture activities, respectively. In the six months ended December 31, 2021, these costs were primarily associated with the Wella Transaction.
(d)In the three months ended December 31, 2022, we did not recognize any gain related to sale of real estate. In the three months ended December 31, 2021, we recognized gains of $91.7 related to sale of real estate.
In the six months ended December 31, 2022, we recognized a gain of $1.0 related to the sale of real estate. In the six months ended December 31, 2021 we recognized $92.7 related to sale of real estate.
(e)In the three months ended December 31, 2022, we recognized gains related to market exit of $16.8, which are included in Selling, general and administrative expenses and Cost of sales in the Consolidated Statements of Operations. In the three months ended December 31, 2021, we did not recognize any gain related to market exit.
In the six months ended December 31, 2022, we recognized gains related to market exit of $15.7, which are included in Selling, general and administrative expenses and Cost of sales in the Consolidated Statements of Operations. In the six months ended December 31, 2021 we did not recognize any gain related to market exit.
(f)In the three months ended December 31, 2022, adjusted depreciation expense of $26.8 and $29.4 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended December 31, 2021, adjusted depreciation expense of $37.0 and $38.6 was reported in the Prestige and Consumer Beauty segments, respectively.
In the six months ended December 31, 2022, adjusted depreciation expense of $54.3 and $60.2 was reported in the Prestige and Consumer Beauty segments, respectively. In the six months ended December 31, 2021, adjusted depreciation expense of $75.0 and $78.6 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$280.2	$38.8	13.8%	$309.3	$49.4	16.0%
Adjustments to Reported Operating Income (a)	62.1			(7.7)
Change in fair value of investment in Wella Business (c)	(75.0)			(128.3)
Other adjustments (d)	0.2			(3.0)
Total Adjustments (b)	(12.7)	28.7		(139.0)	(33.1)
Adjusted Income before income taxes - Continuing Operations	$267.5	$67.5	25.2%	$170.3	$16.3	9.6%

The adjusted effective tax rate was 25.2% for the three months ended December 31, 2022 compared to 9.6% for the three months ended December 31, 2021. The differences were primarily due to a benefit of $18.8 in the prior period recognized on the revaluation of the Company's deferred tax assets due to a tax rate increase enacted in the Netherlands.

	Six Months Ended December 31, 2022			Six Months Ended December 31, 2021
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes - Continuing Operations	$484.4	$108.5	22.4%	$652.8	$164.0	25.1%
Adjustments to Reported Operating Income (a)	139.8			175.6
Change in fair value of investment in Wella Business (c)	(210.0)			(518.3)
Other adjustments (d)	0.4			(2.8)
Total Adjustments (b)	(69.8)	2.5		(345.5)	(108.0)
Adjusted Income before income taxes - Continuing Operations	$414.6	$111.0	26.8%	$307.3	$56.0	18.2%

The adjusted effective tax rate was 26.8% for the six months ended December 31, 2022 compared to 18.2% for the six months ended December 31, 2021. The differences were primarily due to a benefit of $18.8 in the prior period recognized on the revaluation of the Company's deferred tax assets due to a tax rate increase enacted in the Netherlands.
(a)See a description of adjustments under “Adjusted Operating Income for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(d)For the three months ended December 31, 2022, this primarily represents adjustments for equity loss from KKW. For the three months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.
For the six months ended December 31, 2022, this primarily represents adjustments for equity loss from KKW. For the six months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR CONTINUING OPERATIONS

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2022	2021	Change	2022	2021	Change
Net income from Continuing Operations, net of noncontrolling interests	$238.3	$257.6	(7)%	$366.9	$483.6	(24)%
Convertible Series B Preferred Stock dividends (c)	(3.3)	(68.7)	95%	(6.6)	(191.7)	97%
Reported Net income attributable to Continuing Operations	$235.0	$188.9	24%	$360.3	$291.9	23%
% of Net revenues	15.4%	12.0%		12.4%	9.9%
Adjustments to Reported Operating Income (a)	62.1	(7.7)	>100%	139.8	175.6	(20%)
Change in fair value of investment in Wella Business (d)	(75.0)	(128.3)	42%	(210.0)	(518.3)	59%
Adjustments to other (income) expense (e)	0.2	(3.0)	>100%	0.4	(2.8)	>100%
Adjustments to noncontrolling interest expense (b)	(1.7)	(1.7)	0%	(3.4)	(3.6)	6%
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	(28.7)	33.1	<(100%)	(2.5)	108.0	<(100%)
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	—	66.4	(100%)	—	160.0	(100%)
Adjusted Net income attributable to Continuing Operations	$191.9	$147.7	30%	$284.6	$210.8	35%
% of Net revenues	12.6%	9.4%		9.8%	7.1%

Per Share Data
Adjusted weighted-average common shares
Basic	850.8	829.1		846.4	803.3
Diluted (c) (f)	886.8	892.3		884.5	815.1
Adjusted Net income attributable to Continuing Operations per Common Share
Basic	$0.23	$0.18		$0.34	$0.26
Diluted (c)	$0.22	$0.17		$0.33	$0.26

(a)See a description of adjustments under “Adjusted Operating Income for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three and six months ended December 31, 2022, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value (gain) for contracts with the option to settle in shares or cash of ($44.3) and ($6.8), respectively. For the three months ended December 31, 2022 and 2021, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 and $2.3, respectively, was required. For the six months ended December 31, 2022, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $6.6 was required. For the six months ended December 31, 2021, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended December 31, 2022, this primarily represents adjustments for equity loss from KKW. For the three months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021
For the six months ended December 31, 2022 , this primarily represents adjustments for equity loss from KKW. For the six months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.
(f)For the three months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021.
For the six months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2022	2021	Change	2022	2021	Change
Net income from Coty Inc., net of noncontrolling interests	$238.3	$261.4	(9%)	$366.9	$487.4	(25%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(68.7)	95%	(6.6)	(191.7)	97%
Reported Net income attributable to Coty Inc.	$235.0	$192.7	22%	$360.3	$295.7	22%
% of Net revenues	15.4%	12.2%		12.4%	10.0%
Adjustments to Reported Operating income (a)	62.1	(7.7)	>100%	139.8	175.6	(20%)
Adjustments to loss on sale of business (g)	—	(4.8)	100%	—	(4.8)	100%
Change in fair value of investment in Wella Business (d)	(75.0)	(128.3)	42%	(210.0)	(518.3)	59%
Adjustments to other expense (e)	0.2	(3.0)	>100%	0.4	(2.8)	>100%
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	0%	(3.4)	(3.6)	6%
Change in tax provision due to adjustments to Reported Net income attributable to Coty Inc.	(28.7)	34.1	<(100%)	(2.5)	109.0	<(100%)
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c)(f)	—	66.4	(100%)	—	160.0	(100%)
Adjusted Net income attributable to Coty Inc.	$191.9	$147.7	30%	$284.6	$210.8	35%

Per Share Data
Adjusted weighted-average common shares
Basic	850.8	829.1		846.4	803.3
Diluted (c)	886.8	892.3		884.5	815.1
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.23	$0.18		$0.34	$0.26
Diluted (c)	$0.22	$0.17		$0.33	$0.26

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three and six months ended December 31, 2022, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value (gain) for contracts with the option to settle in shares or cash of ($44.3) and ($6.8), respectively. For the three months ended December 31, 2022 and 2021, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $3.3 and $2.3, respectively, was required. For the six months ended December 31, 2022, as the Convertible Series B Preferred Stock was dilutive, an adjustment to reverse the impact of the preferred stock dividends of $6.6 was required. For the six months ended December 31, 2021, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended December 31, 2022, this primarily represents the loss from equity investment in KKW. For the three months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.
For the six months ended December 31, 2022, this primarily represents the loss from equity investment in KKW. For the six months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021.
(f)For the three months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021.
For the six months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.
(g) This amount reflects certain working capital adjustments related to the sale of the Wella business.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$482.2	$449.0	$645.4	$734.7
Capital expenditures	(27.1)	(41.0)	(102.1)	(86.0)
Free cash flow	$455.1	$408.0	$543.3	$648.7
RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	December 31, 2022
Total debt	$4,137.9
Less: Cash and cash equivalents	280.8
Financial Net debt	$3,857.1
Less: Value of Wella stake	1,040.0
Economic Net debt	$2,817.1
IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	December 31, 2022
Cash and cash equivalents	$280.8
Unutilized revolving credit facility	1,914.9
Immediate Liquidity	$2,195.7
RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
December 31, 2022
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (a)	$689.8
Add: Adjusted depreciation(b)	250.7
Adjusted EBITDA	$940.5

(a)Adjusted operating income for the twelve months ended December 31, 2022 represents the summation of the adjusted operating income (loss) for continuing operations for each of the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022. For a reconciliation of adjusted operating income (loss) to operating income (loss) for continuing operations for each of those periods, see the table entitled “Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income for Continuing Operations” for each of those periods.
(b)Adjusted depreciation for the twelve months ended December 31, 2022 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.
FINANCIAL NET DEBT/ADJUSTED EBITDA

December 31, 2022
Financial Net Debt - Coty Inc.	$3,857.1
Adjusted EBITDA - Continuing operations	940.5
Financial Net Debt/Adjusted EBITDA	4.10

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2022 vs. Three Months Ended December 31, 2021 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	(5)%	3%	—%	3%
Consumer Beauty	(1)%	6%	—%	6%
Total Continuing Operations	(3)%	4%	—%	4%

	Six Months Ended December 31, 2022 vs. Six Months Ended December 31, 2021 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	(3)%	5%	—%	5%
Consumer Beauty	2%	9%	—%	9%
Total Continuing Operations	(1)%	6%	—%	6%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2022	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$280.8	$233.3
Restricted cash	31.5	30.5
Trade receivables, net	433.8	364.6
Inventories	718.2	661.5
Prepaid expenses and other current assets	442.0	392.0
Total current assets	1,906.3	1,681.9
Property and equipment, net	688.7	715.5
Goodwill	3,920.3	3,914.7
Other intangible assets, net	3,848.0	3,902.8
Equity investments	1,050.6	842.6
Operating lease right-of-use assets	301.5	320.9
Other noncurrent assets	739.2	737.7
TOTAL ASSETS	$12,454.6	$12,116.1

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,489.7	$1,268.3
Short-term debt and current portion of long-term debt	68.1	23.0
Other current liabilities	1,357.8	1,274.3
Total current liabilities	2,915.6	2,565.6
Long-term debt, net	4,014.0	4,409.1
Long-term operating lease liabilities	265.2	282.2
Other noncurrent liabilities	1,326.1	1,301.2
TOTAL LIABILITIES	8,520.9	8,558.1

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	69.7	69.8
Total Coty Inc. stockholders’ equity	3,531.4	3,154.5
Noncontrolling interests	190.2	191.3
Total equity	3,721.6	3,345.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$12,454.6	$12,116.1

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$375.9	492.6

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	210.4	267.6
Non-cash lease expense	32.1	36.6
Deferred income taxes	84.6	99.4
Provision (releases) for bad debts	(15.8)	1.1
Provision for pension and other post-employment benefits	4.6	8.5
Share-based compensation	65.3	135.8
Losses (gains) on disposals of long-term assets, net	4.7	(91.1)
Gain on sale of business in discontinued operations	—	(4.8)
Realized and unrealized gains from equity investments, net	(208.0)	(516.9)
Other	19.0	6.1
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(45.7)	(188.7)
Inventories	(55.3)	40.2
Prepaid expenses and other current assets	(55.2)	(101.5)
Accounts payable	227.2	257.1
Accrued expenses and other current liabilities	75.1	271.8
Operating lease liabilities	(33.5)	(40.2)
Other assets and liabilities, net	(40.0)	61.1
Net cash provided by operating activities	645.4	734.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(102.1)	(86.0)
Proceeds from sale of long-term assets and license terminations	56.9	126.5
Proceeds from contingent consideration from sale of discontinued business	—	34.0
Net cash used in investing activities	(45.2)	74.5
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving loan facilities	612.0	444.3
Repayments of revolving loan facilities	(806.1)	(1,114.7)
Proceeds from issuance of other long-term debt	—	500.0
Repayments of term loans and other long term debt	(188.6)	(212.2)
Dividend payment on Class A Common Stock and Class B Preferred Stock	(7.1)	(50.4)
Net (repayments for) proceeds from foreign currency contracts	(133.5)	(50.8)
Purchase of remaining mandatorily redeemable noncontrolling interest	—	(7.1)
Distributions to noncontrolling interests, redeemable noncontrolling interests and mandatorily redeemable financial instruments	—	(8.5)
Payment of deferred financing fees	—	(37.2)
All other	(13.3)	(10.9)
Net cash provided by financing activities	(536.6)	(547.5)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(15.1)	(9.6)
NET (DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	48.5	252.1
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	263.8	310.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$312.3	$562.5